CAMDEN PROPERTY TRUST NAMES
NEW CHIEF FINANCIAL OFFICER

Houston, TEXAS (May 9, 2013) - Camden Property Trust (NYSE: CPT) today announced the appointment of Alexander J. Jessett as Chief Financial Officer effective May 9, 2013. Mr. Jessett succeeds Dennis M. Steen, who is retiring after serving as Camden's Chief Financial Officer since 2003. Mr. Steen will remain with the Company through July 1, 2013 to facilitate the transition.

Mr. Jessett joined Camden's Finance department in 1999 and has served as Senior Vice President - Finance and Treasurer since 2009.  In this capacity, Mr. Jessett was responsible for capital markets activities, corporate finance, strategic planning, tax compliance, treasury, and cash management. Mr. Jessett holds a Bachelor of Business Administration in Finance from the University of Texas at Austin, and a Masters of Business Administration in Finance from the University of Houston.

“Alex has significant financial and capital markets experience, along with a proven track record of successful transactions for Camden,” said Richard J. Campo, Camden's Chairman and Chief Executive Officer. “These skills, along with the depth of his knowledge about our Company and our industry, make him an ideal choice to serve as our next Chief Financial Officer, and we expect a seamless transition.”

“We are sincerely grateful to Dennis for his valued contributions to Camden over the past 14 years,” added Mr. Campo. “On behalf of our Board of Trust Managers and all of our Camden associates, we wish him the very best in retirement.”

In addition to historical information, this press release contains forward-looking statements under the federal securities law.  These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management's beliefs, and assumptions made by management.  Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.  Factors which may cause the Company's actual results or performance to differ materially from those contemplated by forward-looking statements are described under the heading “Risk Factors” in Camden's Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission (SEC). Forward-looking statements made in today's press release represent management's current opinions, and the Company assumes no obligation to update or supplement these statements because of subsequent events.

Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 192 properties containing 64,835 apartment homes across the United States. Upon completion of 9 properties under development, the Company's portfolio will increase to 67,680 apartment homes in 201 properties. Camden was recently named by FORTUNE® Magazine for the sixth consecutive year as one of the “100 Best Companies to Work For” in America, ranking #10.

For additional information, please contact Camden's Investor Relations Department at (800) 922-6336 or (713) 354-2787 or access our website at www.camdenliving.com.